Exhibit 10.2

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (the “Security Agreement”) is made and entered into this 11th day of May 2012, by and between DAWSON GEOPHYSICAL COMPANY, a Texas Corporation, whose address is 508 West Wall Street, Suite 800, Midland, Texas 79701 (the “Debtor”), and WESTERN NATIONAL BANK, a national banking association, whose address is 508 West Wall Street Suite 1100, Midland, Texas 79701 (the “Secured Party”).

NOTICE IS TAKEN OF THE FOLLOWING:

A.	Reference is made to that certain Loan Agreement, of even date herewith, (the “Loan Agreement”) by and between Debtor, as Borrower, and the Secured Party, as Lender. Pursuant to the terms of the Loan Agreement, the Secured Party has agreed to advance certain loans to Debtor, from time to time (collectively, the “Loans”).

B.	The Loans are, or will be, evidenced by: (i) that certain Revolving Line of Credit Note, dated as of June 2, 2011, in the original principal amount of Twenty Million and No/100 Dollars ($20,000,000.00), executed by the Debtor, as Maker, and payable to the order of the Secured Party, as Payee, together with any and all renewals, extension for any period, increases and rearrangements thereof; (ii) that certain Term Note, dated as of June 30, 2011, in the original principal amount of Sixteen Million Four Hundred Twenty-Six Thousand Six Hundred Eighty and Six/100 Dollars ($16,426,680.06), executed by the Debtor, as Maker, and payable to the order of the Secured Party, as Payee (the “First Term Note”, together with any and all renewals, extension for any period, increases and rearrangements thereof; and (iii) that certain Multiple Advance Term Note, dated as of May 11, 2012, in the original principal amount of Fifteen Million and No/100 Dollars ($15,000,000.00), executed by the Debtor, as Maker, and payable to the order of the Secured Party, as Payee, (the “Second Term Note”) together with any and all renewals, extension for any period, increases and rearrangements thereof. Collectively, the promissory notes described in (i) and (ii) are referred to herein as the “Notes”. The Loan Agreement, the Notes, and all documents executed by the parties simultaneously therewith, as any of the same may be amended, extended or replaced from time to time are collectively referred to herein as the “Credit Documents.” Capitalized terms not otherwise defined herein are used with the same meanings as in the Credit Documents.

C.	To induce Secured Party to extend such credit, and in support of its performance under the Loan Agreement and the Notes, Debtor has agreed to pledge and to grant to Secured Party a security interest in and hen upon certain property of Debtor described more particularly herein.

NOW, THEREFORE, for and in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Debtor hereby agrees as follows:

AGREEMENT

1.	Grant of Security Interest

Debtor hereby pledges and grants to Secured Party a security interest in the property described in paragraph 2 (collectively and severally, the “Collateral”) to secure payment and performance of the obligations described in paragraph 3 (collectively and severally, the “Obligations”).

2.	Collateral

The Collateral shall consist of all of the Debtor’s interest in the following:

(i) All of Debtor’s Accounts and Equipment, as those terms are defined under the terms of the Credit Documents and the Uniform Commercial Code, as adopted by the State of Texas, in effect as of the date of this Agreement; (ii) any related or additional property from time to time delivered to or deposited with Secured Party by or for the account of Debtor expressly securing the Obligations; (iii) all proceeds, products, replacements, additions to, substitutions for, accessions of, and property necessary for the operation of any of the foregoing, including, without limitation, insurance payable as a result of loss or damage to the foregoing property and any proceeds thereunder, refunds or unearned premiums of any such insurance policy, and claims against third parties; (iv) all books and records related to any of the foregoing, including without limitation any and all books of account, customer lists and other records relating in any way to the accounts receivable; and (v) any of the aforementioned collateral hereafter acquired by Debtor as well as Collateral which Debtor now owns or in which Debtor otherwise has rights related to any property referred to in this Section 2.

3.	Obligations

The Obligations secured by this Security Agreement shall consist of any and all debts, obligations, and liabilities of Debtor to Secured Party arising out of or related to the Credit Documents (whether principal, interest, fees, or otherwise, whether now existing or thereafter arising, whether voluntary or involuntary, whether or not jointly owed with others, whether direct or indirect, absolute or contingent, contractual or tortious, liquidated or unliquidated, arising by operation of law, or otherwise, whether or not from time to time decreased or extinguished and later increased, created or incurred, and whether or not extended, modified, rearranged, restructured, refinanced, or replaced, including without limitation, modifications to interest rates or other payment terms of such debts, obligations, or liabilities).

4.	Representations and Warranties

In addition to any representations and warranties of Debtor set forth in the Credit Documents, which are incorporated herein by this reference, Debtor hereby represents and warrants that:

a.	Authority. It has authority, and has completed all proceedings and obtained all approvals and consents necessary, to execute, deliver, and perform this Security Agreement and the transactions contemplated hereby.

b.	No Default or Lien. Such execution, delivery, and performance will not contravene, or constitute a default under or result in a lien upon any property of Debtor pursuant to any applicable law or regulation or any contract, agreement, judgment, order, decree, or other instrument binding upon or affecting Debtor.

c.	Enforceability. This Security Agreement constitutes a legal, valid, and binding obligation of Debtor, enforceable in accordance with its terms (except as enforceability may be affected by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditor’s rights), and this Security Agreement grants to Secured Party a valid, first-priority perfected and enforceable lien on the Collateral.

d.	No Litigation. There is no action, suit or proceeding pending or, to the best knowledge of Debtor after reasonable investigation, threatened against Debtor that might adversely affect its property or financial condition in any material respect.

e.	Ownership of Collateral. Debtor is the sole owner of and has good and marketable title to the Collateral (or, in the case of after-acquired Collateral, at the time the Debtor acquires rights in the Collateral, will be the sole owner thereof) and is the record and beneficial owner of any such Collateral.

f.	Priority. Except for security interests in favor of Secured Party, no person has (or, in the case of after-acquired Collateral, at the time Debtor acquires rights therein, will have) any right, title, claim, or interest (by way of security interest or other lien or charge) in, against or to the Collateral.

g.	Accuracy of Information. All information heretofore, herein or hereafter supplied to Secured Party by or on behalf of Debtor with respect to the Collateral is true and correct.

h.	Delivery of Documents. Debtor has delivered to Secured Party all instruments, documents, chattel paper, and other items of Collateral in which a security interest is or may be perfected by possession, the certificate of title with respect to each motor vehicle, if any, included in the Collateral, and any certificated Pledged Shares together with such additional writings, including, without limitation, assignments and stock powers, with respect thereto as Secured Party shall request.

i.	Exclusion of Certain Collateral. Unless otherwise agreed by Secured Party, the Collateral does not include any aircraft, watercraft or vessels, railroad cars, railroad equipment locomotives or other rolling stock intended for a use related to interstate commerce, trade names, trademarks, service marks, mask works, copyrights, patents, fixtures or uncertificated securities.

j.	Enforceability Against Account Debtors. Each account, contract right, item of chattel paper, instrument or any other right to the payment of money constituting Collateral is genuine and enforceable in accordance with its terms against the party obligated to pay the same (an Account Debtor), which terms have not been modified or waived in any respect or to any extent.

k.	Amount Due From Account Debtors. Any amount represented by Debtor to Secured Party as owing by any Account Debtor is the correct amount actually and unconditionally owing by such Account Debtor.

l.	No Account Debtor Defense. No Account Debtor has any defense, set off, claim, or counterclaim against Debtor that can be asserted against Secured Party, whether in any proceeding to enforce Secured Party’s rights in the Collateral, or otherwise.

5.	Covenants and Agreements of Debtor

In addition to all covenants and agreements of Debtor set forth in the Credit Documents, which are incorporated herein by this reference, Debtor hereby agrees:

a.	Preservation of Collateral. To do all acts that may be necessary to maintain, preserve, and protect the Collateral.

b.	Use of Collateral. Not to use or permit any Collateral to be used unlawfully or in violation of any provision of this Security Agreement, any other agreement with Secured Party related hereto or any applicable statute, regulation, or ordinance or any policy of insurance covering the Collateral.

c.	Payment of Taxes. To pay promptly when due all taxes, assessments, charges, encumbrances and liens now or hereafter imposed upon or affecting any Collateral.

d.	Defense of Litigation. To appear in and defend any action or proceeding that may affect its title to or Secured Party’s interest in the Collateral.

e.	Possession of Collateral. Not to surrender or lose possession of (other than to Secured Party), sell, encumber, lease, rent, or otherwise dispose of or transfer any Collateral or right or interest therein except as hereinafter provided, and to keep the Collateral free of all levies and security interests or other liens or charges except those approved in writing by Secured Party.

f.	Compliance with Law. To comply with all laws, regulations, and ordinances relating to the possession, operation, maintenance, and control of the Collateral.

g.	Standard of Care by Secured Party. That such care as Secured Party gives to the safekeeping of its own property of like kind shall constitute reasonable care of the Collateral when in Secured Party’s possession.

h.	Maintenance of Records. To keep separate, accurate, and complete records of the Collateral and to provide Secured Party with such records and such other reports and information relating to the Collateral as Secured Party may request from time to time.

i.	Further Assurances. To procure, execute, and deliver from time to time any endorsements, notifications, registrations, assignments, financing statements, certificates of title, ship mortgages, aircraft mortgages, copyright mortgages assignments or mortgages of patents, mortgages of mask works, mortgages for filing pursuant to the Interstate Commerce Act, and other writings deemed necessary or appropriate by Secured Party to perfect, maintain, and protect its security interest in the Collateral hereunder and the priority thereof; and to take such other actions as Secured Party may request to protect the value of the collateral and of Secured Party’s security interest in the Collateral, including, without limitation, provision of assurances from third parties regarding Secured Party’s access to, right to foreclose on or sell, Collateral and right to realize the practical benefits of such foreclosure or sale.

j.	Payment of Secured Party’s Costs and Expenses. To reimburse Secured Party upon demand for any costs and expenses, including, without limitation, attorney fees and disbursements, Secured Party may incur in preparing the Credit Documents and while exercising any right, power, or remedy provided by this Security Agreement or by law, all of which costs and expenses are included in the Obligations.

k.	Notification Regarding Certain Types of Collateral. To promptly notify Secured Party of inclusion in the Collateral after the date hereof of any aircraft, watercraft or vessels, railroad cars, railroad equipment, locomotives or other rolling stock intended for a use related to interstate commerce, trade names, trademarks, service marks, mask works, copyrights, patents, fixtures, or uncertificated securities.

l.	Notice of Changes. To give Secured Party thirty (30) days prior written notice of any change in Debtor’s residence or chief place of business or legal name or tradename(s) or style(s) set forth in the penultimate paragraph of this Security Agreement.

m.	Location of Records. To keep the records concerning the collateral at the location(s) set forth in the penultimate paragraph of this Security Agreement and not to remove such records from such location(s) without the prior written consent of the Secured Party.

n.	Purchase Money Agreement. If Secured Party gives value to enable Debtor to acquire rights in or the use of any Collateral, to use such value for such purpose.

6.	Authorized Action by Secured Party

Debtor hereby agrees that from time to time, without presentment, notice or demand, and without affecting or impairing in any way the rights of Secured Party with respect to the Collateral, the obligations of the Debtor hereunder or the Obligations, Secured Party may, but shall not be obligated to and shall incur no liability to Debtor or any third party for failure to take any action which Debtor is obligated by this Security Agreement to do and to exercise such rights and powers as Debtor might exercise with respect to the Collateral, and Debtor hereby irrevocably appoints Secured Party as its attorney-in-fact to exercise such rights and powers, including without limitation, to (a) file a financing statement describing the Collateral, without the signature of either the Debtor or the Secured Party; (b) collect by legal proceedings or otherwise and indorse, receive and receipt for all dividends, interest, payments, proceeds, and other sums and property now or hereafter payable on or on account of the Collateral; (c) enter into any extension, reorganization, deposit, merger, consolidation, or other agreement pertaining to, or deposit, surrender, accept, hold, or apply other property in exchange for the Collateral; (d) insure, process, and preserve the Collateral; (e) transfer the Collateral to its own or its nominee’s name; (f) make any compromise or settlement, and take any action it deems advisable, with respect to the Collateral; and (g) notify any Account Debtor on any Collateral to make payment directly to Secured Party.

7.	Default

A default under this Security Agreement shall be deemed to exist upon the occurrence of any of the following (an Event of Default):

a.	Default in Payment. Any of the Obligations shall not be paid in accordance with the terms of the Credit Documents.

b.

Default under Credit Documents. Debtor shall fail to observe any other term or condition of the Credit Documents or there shall otherwise occur any event which would permit Secured Party to accelerate amounts outstanding thereunder or the

Borrower shall fail to make any payment or there shall otherwise occur any event which would permit Secured Party to accelerate amounts outstanding to Borrower which are guaranteed by Debtor pursuant to the Credit Documents.

8.	Remedies

Upon the occurrence of any such Event of Default, Secured Party may, at its option, and without notice to or demand on Debtor and in addition to all rights and remedies available to Secured Party under the Credit Documents, at law, in equity, or otherwise, do any one or more of the following:

a.	General Enforcement. Foreclose or otherwise enforce Secured Party’s security interest in any manner permitted by law, or provided for in this Security Agreement.

b.	Sale, etc. Sell, lease, or otherwise dispose of any Collateral at one or more public or private sales at Secured Party’s place of business or any other place or places, including, without limitation, any broker’s board or securities exchange, whether or not such Collateral is present at the place of sale, for cash or credit or future delivery, on such terms and in such manner as Secured Party may determine.

c.	Costs of Remedies. Recover from Debtor all costs and expenses, including, without limitation, reasonable attorney fees, incurred or paid by Secured Party in exercising any right power, or remedy provided by this Security Agreement.

d.	Manner of Sale of Collateral. Debtor shall be given ten (10) business days prior notice of the time and place of any public sale or of the time after which any private sale or other intended disposition of Collateral is to be made, which notice Debtor hereby agrees shall be deemed reasonable notice thereof.

e.	Delivery to and Rights of Purchaser. Upon any sale or other disposition pursuant to this Security Agreement, Secured Party shall have the right to deliver, assign, and transfer to the purchaser thereof the Collateral or portion thereof so sold or disposed of. Each purchaser at any such sale or other disposition (including Secured Party) shall hold the Collateral free from any claim or right of whatever kind, including any equity or right of redemption of Debtor and Debtor specifically waives (to the extent permitted by law) all rights of redemption, stay or appraisal which it has or may have under any rule of law or statute now existing or hereafter adopted.

9.	Cumulative Rights

The rights, powers, and remedies of Secured Party under this Security Agreement shall be in addition to all rights, powers, and remedies given to Secured Party by virtue of any statute or rule of law, the Credit Documents or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Secured Party’s security interest in the Collateral.

10.	Waiver

Any waiver, forbearance or failure or delay by Secured Party in exercising any right, power, or remedy shall not preclude the further exercise thereof, and every right, power, or remedy of Secured Party shall continue in full force and effect until such right power or remedy is specifically waived in a writing executed by Secured Party. Debtor waives any right to require Secured Party to proceed against any person or to exhaust any Collateral or to pursue any remedy in Secured Party’s power.

11.	Setoff

Debtor agrees that Secured Party may exercise its rights of setoff with respect to the Obligations in the same manner as if the Obligations were unsecured.

12.	Binding Upon Successors

All rights of Secured Party under this Security Agreement shall inure to the benefit of its successors and assigns, and all obligations of Debtor shall bind its heirs, executors, administrators, successors, and assigns.

13.	Entire Agreement; Severability

This Security Agreement contains the entire security agreement between Secured Party and Debtor. If any of the provisions of this Security Agreement shall be held invalid or unenforceable, this Security Agreement shall be construed as if not containing those provisions and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

14.	Choice of Law

This Security Agreement shall be construed in accordance with and governed by the laws of Texas, without giving effect to choice of law rules, and, where applicable and except as otherwise defined herein, terms used herein shall have the meanings given them in the Uniform Commercial Code of such state.

15.	Amendment

This Security Agreement may not be amended or modified except by a writing signed by each of the parties hereto.

16.	Residence; Collateral Location Records

Debtor represents that its residence or chief place of business is set forth below its signature hereto; and that, except as otherwise disclosed to Secured Party in writing prior to the date hereof, the Collateral and Debtor’s records concerning the Collateral are located at that address.

17.	Addresses for Notices

All demands, notices, and other communications to Debtor or Secured Party provided for hereunder shall be in writing or by telephone, promptly confirmed in writing, mailed, delivered, or sent by telefacsimile, addressed or sent to it to the address or telefacsimile number, as the case may be, of Debtor or Secured Party set forth beneath such party’s signature below, or to such other address as shall be designated by a party in a written notice to the other party. All such demands, notices, and other communications shall, when mailed or sent by telefacsimile, be effective when deposited in the mails, delivered or so sent, as the case may be, addressed as aforesaid.

EXECUTED this 11th day of May 2012.

DEBTOR:

Address: 508 West Wall Street, Suite 800 Midland, Texas 79701	DAWSON GEOPHYSICAL COMPANY

	By:	/s/ Stephen C. Jumper
Stephen C. Jumper
President

	By:	/s/ Christina W. Hagan
Christina W. Hagan
Secretary

SECURED PARTY: WESTERN NATIONAL BANK

508 West Wall Street, Suite 1100 Midland, Texas 79701

	By:	/s/ Marshall N. Vicknair
Marshall N. Vicknair
Senior Vice President